Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

Media:

Cara Amoroso, 202-729-4013

Cara.Amoroso@fkhealth.com

INFINITY REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

— Initiates Phase 2a Trial of IPI-145 in Patients with Asthma —

— Updates 2012 Financial Guidance —

Cambridge, Mass. – August 7, 2012 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today highlighted its recent clinical and business progress and reported its financial results for the second quarter of 2012.

“Our business has evolved substantially this year. We’ve made strong progress with IPI-145, our potent PI3K-delta and -gamma inhibitor, presenting preclinical data, expanding our Phase 1 trial in patients with advanced hematologic malignancies and initiating a Phase 2a trial in asthma,” stated Adelene Q. Perkins, president and chief executive officer at Infinity. “We also regained the global rights to our PI3K franchise and early discovery programs, giving us worldwide control of our entire product portfolio. Moving forward, we believe we are well positioned to select the optimal mix of financing and new strategic alliances to advance our portfolio of novel drug candidates.”

Recent Pipeline Highlights

•

Phase 2a development of IPI-145 in inflammation initiated: Infinity today announced that it has initiated a Phase 2a, randomized, double-blind, placebo-controlled trial of IPI-145, a potent, oral inhibitor of PI3K-delta and -gamma, in approximately 30 patients with mild, allergic asthma. Endpoints of this multi-dose, two-way crossover study include safety, pharmacokinetics and FEV1, a standard measure of lung function.

Infinity is also planning to initiate a Phase 2a, randomized, placebo-controlled, global study of IPI-145 in patients with rheumatoid arthritis. This signal-finding trial is designed to evaluate the safety and activity of multiple doses of IPI-145 in approximately 150 patients. Infinity expects the trial to begin in the fourth quarter of 2012.

•	Phase 1 trial of IPI-145 in patients with advanced hematologic malignancies expanded:

In July, the company expanded its Phase 1, open-label, dose-escalation trial of IPI-145 in patients with advanced hematologic malignancies. This expansion cohort is designed to evaluate the safety, pharmacokinetics and efficacy of IPI-145 administered at 25 mg twice daily (BID) in patients with chronic lymphocytic leukemia, indolent non-Hodgkin’s lymphoma or mantle cell lymphoma. There have been confirmed investigator assessments of clinical response at the lowest dose levels, including 15 mg BID and less. To date, IPI-145 has been generally well tolerated and dose escalation remains ongoing to determine the maximum tolerated dose.

Additional expansion cohorts are planned once the maximum tolerated dose of IPI-145 is determined. Infinity announced today that the malignancies that may be evaluated in these cohort expansions include T-cell lymphomas, diffuse large B-cell lymphoma, acute lymphocytic leukemia and myeloproliferative neoplasms. Infinity expects to present data from this trial at a medical meeting in the second half of 2012.

•

Topline results from Phase 1 study of IPI-145 in healthy volunteers reported: In June, Infinity reported topline data from its Phase 1, randomized, double-blind, placebo-controlled trial in healthy adult subjects. In the study, IPI-145 was well tolerated, with no clinically significant changes in clinical laboratory values or vital signs. In addition, an ex vivo pharmacodynamic assay demonstrated rapid, dose dependent, and durable inhibition of basophil activation at all dose levels. Infinity expects to present additional details from this Phase 1 study at a medical meeting in the second half of 2012.

•

Preclinical data for IPI-145 presented: In June, Infinity presented preclinical data demonstrating that IPI-145 exhibits potent PI3K-delta and -gamma inhibition in biochemical, cellular and whole blood assays and activity in multiple preclinical models of inflammatory diseases, including rheumatoid arthritis and asthma.

•

Update on Phase 2 trial of retaspimycin HCl in NSCLC provided: In July, Infinity reported that the Phase 2, double-blind, randomized, placebo-controlled trial of retaspimycin hydrochloride (HCl) in non-small cell lung cancer (NSCLC) patients with a history of smoking is enrolling ahead of schedule. Infinity now anticipates completing enrollment in this trial this fall and expects to report data from the trial in the first half of 2013. Retaspimycin HCl is an intravenously administered, potent and selective heat shock protein 90 (Hsp90) inhibitor.

Recent Business Highlights

•

Global rights to PI3K, FAAH and early discovery programs regained: In July, Infinity restructured its strategic alliance with Mundipharma International Corporation Limited and Purdue Pharmaceutical Products L.P. by mutual agreement. Under the restructured agreements, Infinity reacquired all worldwide development and commercialization rights for its PI3K, FAAH and early discovery programs, and Mundipharma will no longer provide research and development funding to Infinity. Mundipharma and Purdue are entitled to receive royalties on net product sales for programs previously included in the strategic alliance, at rates ranging from one to four percent. Infinity has agreed to issue and sell to Purdue Pharma L.P. (PPLP) 1,896,552 shares of its common stock, at a price of $14.50 per share, for aggregate proceeds to Infinity of $27.5 million. Infinity has also agreed to issue 3,520,013 shares of Infinity common stock, at the same price per share, to repay the principal and accrued interest outstanding under the $50 million line of credit made available by PPLP. The closing of the equity purchases is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of other customary closing conditions. In addition, PPLP and its associated entities have agreed to vote any shares held by them in accordance with the voting recommendations put forth by Infinity’s Board of Directors for a period of five years following the closing of the equity purchase, subject to certain exceptions with respect to votes on major corporate transactions and charter amendments but only for shares held by the associated entities prior to entry into the July 2012 stock purchase agreement or acquired on the open market. Further, Mundipharma’s Board observation rights have terminated.

•

Executive vice president, chief financial officer and chief business officer appointed: In July, Lawrence Bloch, M.D., J.D., joined Infinity as executive vice president, chief financial officer and chief business officer. In this role, Dr. Bloch is responsible for the company’s corporate strategy and financial operations. Dr. Bloch brings more than a dozen years of experience in strategic finance and corporate development in the biopharmaceutical industry.

Second Quarter 2012 Financial Results

•	At June 30, 2012, Infinity had total cash, cash equivalents and available-for-sale securities of $104.6 million, compared to $104.9 million at March 31, 2012.

•

Total revenue for the second quarter of 2012 was $21.9 million, compared to $20.0 million for the same period in 2011. In the second quarter of 2012, revenue was composed of $20.9 million for reimbursed research and development (R&D) services and $1.0 million from the amortization of deferred revenue associated with the grant of rights and licenses under Infinity’s strategic alliance with Purdue and Mundipharma, compared to $19.0 million and $1.0 million, respectively, for the same period in 2011.

•

R&D expense for the second quarter of 2012 was $28.5 million, compared to $25.0 million for the same period in 2011. The increase in R&D expense for the second quarter of 2012 compared to the same period in 2011 was related primarily to the continued clinical development of retaspimycin HCl and IPI-145, in addition to restructuring expenses related to the decision to discontinue company-sponsored development of saridegib in late June.

•

General and administrative (G&A) expense for the second quarter of 2012 was $7.7 million, compared to $6.3 million for the same period in 2011. The increase in G&A expense for the second quarter of 2012 compared to the same period in 2011 was related primarily to higher new product planning and consulting expenses as well as increased business support for the company’s advancing R&D programs.

•

Net loss for the second quarter of 2012 was $14.7 million, or a basic and diluted loss per common share of $0.54, compared to $11.7 million, or a basic and diluted loss per common share of $0.44, for the same period in 2011.

2012 Financial Guidance

Infinity today provided updated financial guidance for 2012. These updates follow its decision to terminate company-sponsored development of saridegib and the restructuring of the strategic alliance agreements with Mundipharma and Purdue. As a result, the company has implemented cost-cutting measures, including a reduction in headcount of approximately 20 percent. The company now expects to incur an estimated $2.5 million in restructuring charges during 2012, of which $1.4 million in employee-related costs was recorded in the second quarter. Infinity expects to realize cost savings from this restructuring beginning in 2013.

In addition, Infinity is evaluating the accounting treatment for non-cash items associated with the restructuring of its strategic alliance agreements with Mundipharma and Purdue, which include approximately $54 million of deferred revenue from Purdue entities and $39 million of long-term debt due to Purdue entities, net of debt discount as of June 30, 2012. Infinity plans to review its non-cash accounting for these items with the Securities and Exchange Commission and expects to provide financial guidance for revenue and net loss later in 2012. Today, Infinity is providing 2012 financial expectations for operating expenses and year-end cash and investments.

•	Operating expenses: Infinity expects operating expenses for 2012 to range from $135 million to $145 million, revised from an earlier expectation of $145 million to $155 million.

•

Cash and investments: Infinity expects to end 2012 with a year-end cash and investments balance ranging from $65 million to $75 million, revised from an earlier expectation of $75 million to $85 million.

In the absence of additional funding or business development activities and based on Infinity’s current success-based operating plans for its oncology and inflammation programs and savings from recent cost-cutting initiatives, the company expects that its current cash and investments, together with proceeds from the planned equity investment of $27.5 million by PPLP, are sufficient to fund its planned operations into the second half of 2013. Importantly, Infinity has current cash runway through key data readouts that are expected from the current trials of IPI-145 in patients with advanced hematologic malignancies and of retaspimycin hydrochloride plus docetaxel in patients with NSCLC.

Conference Call Information

Infinity will host a conference call today, Tuesday, August 7, 2012, at 8:30 a.m. ET to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the “investors/media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 12570388. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for diseases with significant unmet need. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of phosphoinositide-3-kinase, heat shock protein 90 and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the ability to select the optimal mix of financing and new strategic alliances to advance Infinity’s portfolio of product candidates, the expectation that Infinity will begin a Phase 2a study of IPI-145 in patients with rheumatoid arthritis during the fourth quarter of 2012, the expectation that Infinity’s Phase 1 trial of IPI-145 in patients with advanced hematologic malignancies will expand to additional cohorts (T-cell lymphomas, diffuse large B-cell lymphoma, acute lymphocytic leukemia and myeloproliferative neoplasms) once the maximum tolerated dose is determined, the expectation that Infinity will present data from its Phase 1 trial of IPI-145 in patients with advanced hematologic malignancies in the second half of 2012, the expectation that Infinity will present additional details from its Phase 1 study in healthy volunteers at a medical meeting in the second half of 2012, the expectation that enrollment of the trial evaluating retaspimycin HCl and docetaxel will complete this fall and that Infinity will report data from this trial in the first half of 2013, the expectation that Infinity will incur an estimated $2.5 million in restructuring charges during 2012 and the expectation that Infinity will realize cost savings beginning in 2013 from its 2012 restructuring activities. Such forward-looking statements also include 2012 financial expectations (including operating expenses and year-end cash and investments balance), the expectation that Infinity’s current cash and investments, together with proceeds from the planned equity investment of $27.5 million by PPLP, are sufficient to fund its planned operations through key data readouts into the second half of 2013 and the expectation that Infinity will provide financial guidance for revenue and net loss later in 2012. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will be able to complete the transactions contemplated in the securities purchase agreement with Purdue Pharma L.P. and certain associated entities, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended June 30, 2012, filed with the Securities and Exchange Commission on August 7, 2012. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2012	December 31, 2011

Cash, cash equivalents and available-for-sale securities, including long term	$104,559	$115,937

Other current assets	3,368	2,703

Property and equipment, net	3,939	4,582

Other long-term assets	1,183	1,268

Total assets	$113,049	$124,490

Current liabilities	$37,087	$28,986

Long-term debt due to Purdue entities, net of debt discount	38,927	37,553

Deferred revenue from Purdue entities, less current portion	40,040	42,147

Other long-term liabilities	387	371

Total stockholders’ equity (deficit)	(3,392)	15,433

Total liabilities and stockholders’ equity (deficit)	$113,049	$124,490

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Collaborative research and development revenue from Purdue entities	$21,911	$19,957	$47,113	$47,143
Operating expenses:
Research and development	28,532	24,993	57,083	49,271
General and administrative	7,666	6,330	14,477	11,205

Total operating expenses	36,198	31,323	71,560	60,476

Loss from operations	(14,287)	(11,366)	(24,447)	(13,333)
Other income (expense):
Interest expense	(694)	(433)	(1,375)	(866)
Income from Massachusetts tax incentive award	193	—	193	—
Interest and investment income	127	69	247	162

Total other expense	(374)	(364)	(935)	(704)

Net loss	$(14,661)	$(11,730)	$(25,382)	$(14,037)

Basic and diluted loss per common share	$(0.54)	$(0.44)	$(0.94)	$(0.53)

Basic and diluted weighted average number of common shares outstanding	27,061,435	26,567,980	26,919,146	26,552,102

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